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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         -----------------------------
FORM 3                                     Washington, D.C. 20549                                               OMB APPROVAL
------                                                                                                  OMB Number:       3235-0104
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Expires:  January 31, 2005
                                                                                                        Estimated average burden
                                                                                                        hours per response......0.5
                                                                                                       -----------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1. Name and Address of Reporting Person*  2. Date of Event              4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
                                             (Month/Day/Year)

   Kratky, III  John        M.                                               Apropos Technology, Inc. (APRS)
----------------------------------------                                ------------------------------------------------------------
   (Last)      (First)   (Middle)                                       5. Relationship of Reporting       6. If Amendment, Date of
                                                                           Person(s) to Issuer                Original
                                                                           (Check all applicable)             (Month/Day/Year)
   137 Rowayton Avenue, Unit 100              5/17/2002
----------------------------------------  ------------------------------   [ ] Director    [X] 10% Owner   7. Individual or Joint/
            (Street)                      3. IRS Identification                                               Group Filing (Check
                                             Number of Reporting           [ ] Officer     [ ] Other          Applicable Line)
                                             Person, if an entity              (give title     (Specify
   Rowayton,     CT        06835             (voluntary)                        below)          below)
----------------------------------------                                                                      [  ]Form filed by One
   (City)       (State)     (Zip)                                                                                 Reporting Person
                                                                                                              [X*]Form Filed By
                                                                                                                  More Than One
                                                                                                                  Reporting Person

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                                      Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Amount of Securities       3. Ownership Form:     4. Nature of Indirect Beneficial
   (Instr. 4)                                Beneficially Owned            Direct (D) or          Ownership (Instr. 5)
                                             (Instr. 4)                    Indirect (I)
                                                                           (Instr. 5)
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   Common Stock                              1,940,751                          I                 By Valor Capital Management, L.P.*
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FORM 3 (continued)
         Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative   2. Date Exercisable   3. Title and Amount of Securities   4. Conversion or   5. Ownership   6. Nature of
   Security                 and Expiration        Underlying Derivative Security      Exercise Price     Form of        Indirect
   (Instr. 4)               Date                  (Instr. 4)                          of Derivative      Derivative     Beneficial
                            (Month/Day/Year)                                          Security           Security:      Ownership
                                                                                                         Direct (D)     (Instr. 5)
                                                                                                         or Indirect
                                                                                                         (I) (Instr. 5)
                         --------------------------------------------------------
                          Date    Expiration      Title                   Amount
                          Exer-   Date                                      or
                          cisable                                         Number
                                                                        of shares
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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Explanation of Responses:

*   This Form is Being Filed Jointly by the Following Reporting Persons:

    Valor Capital Management, L.P.,137 Rowayton Avenue, Unit 100, Rowayton, Ct 06835
    Kratky Management, LLC, 137 Rowayton Avenue, Unit 100, Rowayton, Ct 06835 John M. Kratky III, 137 Rowayton Avenue, Unit 100, Rowayton, Ct 06835

    Valor Capital Management, L.P. ("Partnership") is an investment limited partnership that is the direct beneficial owner of the reported securities. Kratky Management, LLC is the general partner ("General Partner") of the Partnership and controls the Partnership's investment activities. John M. Kratky III, is the Managing Member of the General Partner and controls both the Partnership and the General Partner. The General Partner and Mr. Kratky disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.


                /s/ JOHN M. KRATKY, III                  March 21, 2003
                ------------------------------------     ---------------
                Valor Capital Management, L.P.                Date
                By Kratky Management, LLC,
                General Partner


                /s/ JOHN M. KRATKY, III                  March 21, 2003
                ------------------------------------     ---------------
                John M. Kratky III, Managing Member           Date
                Kratky Management, LLC

                /s/ JOHN M. KRATKY, III                   March 21, 2003
                -----------------------------------      ---------------
                John M. Kratky III                            Date
                ***Signatures of Reporting Person


** If the form is filed by more than one reporting person, see Instruction 5(b)(v).

*** Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
    78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.